SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
April 22, 2005 (April 18, 2005)

United Retail Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	00019774 (Commission File Number)	51-0303670 (IRS Employer Identification No.)

365 West Passaic Street, Rochelle Park, NJ (Address of principal executive offices)	07662 (Zip Code)

Registrant's telephone number including area code: (201) 845-0880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into A Material Definitive Agreement.

(a) Retirement Savings Plan

The Company has a profit-sharing plan qualified under the Internal Revenue Code, the Retirement Savings Plan (the “RSP”), in which all associates who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest incrementally after specified years of service with the Company.

On April 18, 2005, the Compensation Committee recommended and the Board of Directors approved amendments to the RSP to conform its provisions to the American Jobs Creation Act of 2004 (the “Jobs Act”). The amendments relate to the method and timing of distributions to former associates of the Company.

(b) Directors’ Stock Appreciation Rights

Under stockholder approved stock option plans, each Director not employed by the Company has annually received an award of nonqualified options to purchase shares of Common Stock exercisable at the market price on the date of grant for a term of 10 years. Each option becomes exercisable as to 20% of the shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company’s assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee. Commencing in Fiscal 2003, the option granted to each nonmanagement Director has been for 5,000 shares.

In addition, each nonmanagement Director has received an annual award under the Company’s Stock Appreciation Rights (“SAR”) Plan that provides for cash payments by the Company when the Director exercises stock options granted in the same year and receives shares of Common Stock. For options that have been granted to date, each payment will be an amount equivalent to the equity in the corresponding option that is being exercised, that is, the excess of the then current market price of the shares issued over (i) the exercise price paid by the Director plus (ii) related withholding taxes, if any.

On February 24, 2005, the Compensation Committee recommended and, on February 25, 2005, the Board approved an increase in the size of the payment under the SAR Plan to an amount equivalent to twice the equity in the corresponding option that is being exercised. The increase in the size of the payment under the SAR Plan will take effect prospectively with respect to future stock option grants. The increase was subject to review by counsel for compliance with the Jobs Act. (The increase in the size of the payment under the SAR Plan was made on the recommendation of a nationally recognized compensation consulting firm based on comparative compensation data.)

Independent counsel to the Compensation Committee reviewed the proposed increase in payments under the SAR Plan. Continued annual awards of potential compensation at the previous level under the SAR Plan will be “grandfathered” under the Jobs Act. However, the potential for additional compensation to be awarded annually in the future will be subject to the restrictions in the Jobs Act. Accordingly, the SAR Plan has been restated by the Board on April 18, 2005, on the recommendation of the Compensation Committee, to conform to the Jobs Act. The Restated SAR Plan is Exhibit No. 10 to this Report.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10*	Restated Stock Appreciation Rights Plan

__________
*A benefit plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 22, 2005	UNITED RETAIL GROUP, INC. By: GEORGE R. REMETA George R. Remeta Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10*	Restated Stock Appreciation Rights Plan

__________
*A benefit plan